Exhibit 99.2

Conference Call Script for Marti Morfitt

Operator:    Welcome to the CNS, Inc. conference call. At this time all participants are in listen-only mode. Following a presentation by management we will conduct a question and answer session. OPERATOR THEN GIVES INSTRUCTIONS FOR THE Q&A SESSION. I would like to remind everyone that this conference call is being recorded on Monday, October 9, 2006 at 10:15 A.M. Eastern Time. I would now like to turn the call over to Marti Morfitt, President and Chief Executive Officer of CNS.

Marti:   Good morning, everybody, and welcome to the CNS conference call to discuss this morning’s announcement that GlaxoSmithKline Consumer Healthcare has agreed to acquire CNS.

With me this morning is Sam Reinkensmeyer, our Chief Financial Officer. After a brief presentation we will open the call up to your questions. But before we begin, I must note that some of the information presented in this call, including any statements made regarding the proposed merger transaction between CNS and GlaxoSmithKline are forward-looking and subject to risks and uncertainties as filed with the SEC. The call is being webcast and will be archived on our website at cns.com under the investor section.

First of all, let me say how pleased we are with this agreement with GlaxoSmithKline. This transaction will bring tremendous value to both our stockholders and our customers. At CNS, we are very proud of the work we have done to build our two strong and growing brands. I am happy that our work will continue with GlaxoSmithKline, given their resources, scale and global reach.

The proposed merger followed a process in which we reviewed, with the assistance of our financial advisors, a number of potential acquirers for CNS. Our shareholders will receive $37.50 per share in cash, a premium of 31% over the closing price of our common stock on October 6, 2006 and a 53% premium compared to the weighted average price of CNS shares over the last 120 days. We conducted a formal auction process that led to the proposed merger with GSK that we announced this morning. The board has received an opinion from the investment banking firm of Sawaya Segalas & Co., LLC that GSK’s offer of $37.50 in cash for each outstanding CNS share is fair to our stockholders from a financial point of view. We believe that this is an excellent opportunity to maximize value for CNS stockholders. As a result, our board of directors unanimously recommends that our stockholders approve the merger agreement and accept GSK’s offer of $37.50 per share.

We also believe that this combination with GSK will provide great opportunities for the future of Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. CNS has seen strong revenue growth over the past several years, with nearly 18 percent compounded annual growth since our turnaround in fiscal 2000.

As I mentioned, we are very proud of the work we have done to build our two strong and growing brands. We’re pleased with the growth we have achieved to date but believe that in order to meet their full potential, our brands need to be part of a larger portfolio. A key aspect of our growth strategy has been the acquisition of a third brand platform, but in the current M&A environment, we have been challenged to acquire additional scale. As a result, we decided to explore the sale of CNS.

We conducted a review of potential acquirers that led to the proposed merger that we announced this morning. The price to be paid in the merger values CNS at approximately $566 million. We believe that this is an excellent opportunity to maximize value for CNS stockholders.

We expect this transaction to close by early 2007, subject to approval by CNS stockholders, Hart-Scott-Rodino clearance, and other customary closing conditions.

Let me reiterate that we believe this merger is good for the business, our stockholders and our customers. We believe that GSK’s culture of innovation, and track record of successfully integrating brands and people will ensure a smooth transition.

With that, I’d be happy to take any questions you may have.

Important Merger Information

In connection with the proposed merger, the Company will file a proxy statement with the U.S. Securities and Exchange Commission, or SEC. Stockholders and investors are advised to read the proxy statement when it becomes available because it will contain important information about the Merger and the Company. Stockholders and investors may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s web site at www.sec.gov . Free copies of the proxy statement, once available, and the Company’s other filings with the SEC, may also be obtained from the Company at www.cns.com by clicking on the “Investors” tab and then following the link at “Financial Information” to “SEC Filings.” Free copies of the Company’s filings may be obtained by directing a written request to CNS, Inc., 7615 Smetana Lane, Eden Prairie, Minnesota 55344, Attention: Samuel E. Reinkensmeyer, or by telephone at 952-229-1510.

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in favor of the Merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the Merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC. Information about the Company’s directors and executive officers may be found in the Company’s definitive proxy statement filed with the SEC on July 7, 2006. These documents will be available free of charge once available at the SEC’s web site at www.sec.gov or by directing a request to the Company as described above.